Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 10, 2023, is by and among (i) Freedom VCM, Inc., a Delaware corporation (“Parent”), (ii) Franchise Group, Inc., a Delaware corporation (the “Company”), and (iii) the stockholders of the Company listed on Schedule A hereto in their capacity as record or beneficial owners of Common Shares (as defined below) (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.       Concurrently with the execution and delivery of this Agreement, Parent, the Company and Freedom VCM Subco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

B.       As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the Common Shares owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional Common Shares or other equity interests of the Company that such Stockholder may own as of the date hereof or acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), such Stockholder’s “Covered Shares”);

C.       As a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required each Stockholder, and each Stockholder has agreed to, enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1.       “Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such time as the Merger Agreement is validly terminated in accordance with the terms of Article IX of the Merger Agreement (c) the termination of this Agreement by written agreement of all of the Parties; provided, that, any such termination by the Company shall require the prior approval of the Special Committee; (d) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted that (i) diminishes (in any amount) the Per Share Merger Consideration to be received by stockholders of the Company, (ii) changes the form of the Per Share Merger Consideration payable to the stockholders of the Company, (iii) extends the Outside Date beyond November 10, 2023 or (iv) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger by the Outside Date; it being understood that the occurrence of any of the events described in the foregoing clauses (i) to (iv) shall not trigger the occurrence of the Expiration Time if any Stockholder causes such events to occur pursuant to the Interim Investors Agreement, dated as of the date hereof, by and among the parties thereto and (e) the occurrence of a Change of Recommendation by the Special Committee pursuant to the Merger Agreement.

1.2.       “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above; provided, that liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of or otherwise lending against Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder (“Permitted Pledge”); provided, that the entry into a voting agreement, voting trust or similar arrangement shall not be deemed a Transfer if made in connection with an Acquisition Proposal and if the effectiveness thereof shall be conditioned on the valid termination of this Agreement and the Merger Agreement.

2. Agreement to Not Transfer the Covered Shares

2.1.       No Transfer of Covered Shares; Permitted Transfers.

(a) Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of, directly or indirectly, any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent and the Company, or as permitted by Section 2.1(b). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1(a) shall be null and void and of no effect whatsoever.

(b) Section 2.1(a) above shall not prohibit or otherwise restrict a Transfer of Covered Shares by Stockholder to such Stockholder’s (i) Affiliates, (ii) spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of any Stockholder or any of its Affiliates, or (iii) any trust, the trustees of which include only the Persons named in clause (ii) and the beneficiaries of which include only the Persons named in clause (ii); provided, however, that a Transfer referred to in clauses (i) through (iii) of this sentence shall be permitted only if (1) all of the representations and warranties in Section 6 of this Agreement with respect to such Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer, (2) the transferee has agreed in a written document, reasonably satisfactory in form and substance to the Parent and the Company, to be bound by all of the terms of this Agreement, and (3) such transfer occurs no later than three (3) Business Days prior to the Expiration Time.

3. Agreement to Vote the Covered Shares.

3.1.       Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder irrevocably and unconditionally agrees to cause to be present in person or represented by proxy and to vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of any proposal to approve the adoption of the Merger Agreement and approve the Merger; (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient Common Shares present in person or represented by proxy at such meeting to constitute a quorum; (c) in favor of any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement and (d) against (i) any amendment or modification of the Company’s Organizational Documents, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its Subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Article VIII under the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or such Stockholder contained in this Agreement and (ii) any Acquisition Proposal or any action intended to or that would, or would reasonably be likely to facilitate an Acquisition Proposal or Alternative Acquisition Agreement, or any agreement, transaction or other matter that is intended to, would, or would reasonably be expected to, impede, postpone, materially adversely affect or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2.       Quorum; Procedure. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. Any vote required to be cast hereunder shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of establishing a quorum and for purposes of recording the results of that vote.

3.3.       Return of Proxy.

Each Stockholder hereby revokes (and agrees to cause to be revoked and to promptly communicate in writing notice of such revocation to the relevant proxy holder) any proxies that such Stockholder has heretofore granted with respect to the Covered Shares. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly upon receipt (but in any event no later than two (2) Business Days thereafter), any proxy card or voting instructions it or the Stockholders receive that is sent to stockholders of the Company soliciting proxies with respect to any matters described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.3.       No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to any Covered Shares, except to the extent permitted hereunder and (b) has not granted, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

3.4.       Acquisitions of Common Shares. Prior to the Expiration Time, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Common Shares or other voting securities with respect to the Company, such Common Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Common Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Common Shares or voting securities shall automatically become subject to the terms of this Agreement. Such Stockholder shall promptly notify Parent of any such event.

4. Waiver of Certain Actions; Stop Transfer. Each Stockholder hereby agrees that (a) it shall not commence or participate in, or facilitate, assist or encourage, and (b) it shall take all actions necessary to opt out of any class in any class action with respect to, in each of cases (a) and (b), any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger), (ii) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or (iii) seeking Appraisal Rights (as defined herein) in connection with the Merger. Each Stockholder hereby agrees that such Stockholder shall not assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”). Each Stockholder hereby agrees that such Stockholder shall not request that the Company register any transfer of any Certificate or Book-Entry Share or other uncertificated interest representing any Covered Shares made in violation of the restrictions set forth in Section 2 until the Expiration Time.

5. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by any such Stockholder in his or her capacity as a director or officer of the Company or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and the Company that:

6.1.       Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If such Stockholder is not a natural person, (a) such Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, (b) such Stockholder has all requisite corporate or similar power (as applicable) and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 3.3(b), to perform such Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and (c) the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, subject to Bankruptcy and Equity Exceptions.

6.2.       Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial owner of such Stockholder’s Covered Shares, free and clear of any and all Encumbrances other than those (i) created by this Agreement, (ii) arising under applicable securities Laws or (iii) that constitute a Permitted Pledge, and (b) such Stockholder has sole voting and dispositive power over all of the Covered Shares beneficially owned by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company) other than the Owned Shares.

6.3.       No Conflict; Consents.

(a)       The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Covered Shares of a Stockholder pursuant to any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject.

(b)       No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

6.4.       Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6.5        Stockholder Has Adequate Information. Such Stockholder acknowledges that such Stockholder is a sophisticated investor with respect to such Stockholder’s Covered Shares and has adequate information concerning the business and financial condition of the Company and the transactions contemplated by the Merger Agreement to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement. Such Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement and such Stockholder acknowledges that such Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement.

6.6        Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Stockholder contained in this Agreement.

7. Miscellaneous.

7.1.       Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares”, and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

7.2.       Amendments and Waivers. This Agreement may be amended or any provision of this Agreement may be waived; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by the Stockholders holding a majority of the Covered Shares held by all Stockholders, Parent and the Company, provided, that any such amendment given by the Company shall be at the direction of the Special Committee, and (ii) any waiver of any provision of this Agreement shall be effective against the Stockholders, Parent or the Company only if set forth in a writing executed by the Stockholders holding a majority of the Covered Shares held by all Stockholders, Parent or the Company, as applicable, provided, that any such waiver given by the Company shall be at the direction of the Special Committee. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

7.3.       Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.

7.4.       Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 7.4). Such communications must be sent to the respective Parties at the following street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 7.4 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

(a) if to a Stockholder, to the address for notice set forth on its signature page attached hereto;

(b) if to Parent, to:

c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150 Orlando, Florida 32819
Brian Kahn
bkahn@vintcap.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Patrick S. Brown

Email: brownp@sullcrom.com

and

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attention: Russell L. Leaf; Jared N. Fertman

Email: rleaf@willkie.com; jfertman@willkie.com

(c) if to the Company, to:

Franchise Group, Inc.

109 Innovation Court, Suite J,

Delaware, Ohio 43015

Attention: Tiffany McMillan-McWaters

Email: tmcwaters@franchisegrp.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David A. Katz; Zachary S. Podolsky

Email: DAKatz@wlrk.com; ZSPodolsky@wlrk.com

and

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E.

Suite 3000

Atlanta, GA 30308

Attention: David W. Ghegan

Email: david.ghegan@troutman.com

7.5.       Governing Law. This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

7.6.       Jurisdiction. Each of the Parties agrees that: (a) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (1) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (3) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (4) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense any matter or claim waived by this Section 7.4 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

7.7.       Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 7.7.

7.8.       Counterparts and Signature. This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each party hereto shall have received one or more counterparts hereof signed by the other party hereto. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

7.9.       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders.

7.10.       Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to the Company and Parent), and such Stockholder will consider in good faith the reasonable comments of the Company and Parent with respect to such disclosure and otherwise cooperate with the Company and Parent in obtaining confidential treatment with respect to such disclosure. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement, Schedule 13E-3 and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

7.11.       Further Assurances. Each Stockholder agrees that it shall, from time to time, at the reasonable request of the Company and without further consideration, execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.12.       Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time; provided, that such stop transfer order will not be applicable to any Transfer effectuated in compliance with Section 2.1 hereof.

7.13.       Specific Performance. Each of the Parties acknowledges and agrees that the rights of each party hereto to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a party hereto may have in equity or at law, each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Sections 7.5, 7.6, and 7.7, in the Chosen Courts, without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

7.14.       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

7.15.       Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

7.16       Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Stockholder, Parent or the Company without the prior written consent of Parent, the Company or the Stockholders that own a majority of the Covered Shares owned by all Stockholders, as applicable; provided that, any such assignment or approval of assignment set forth by the Company shall require the prior approval of the Special Committee. Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 7.16 shall be void ab initio. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

7.17.       Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

7.18.       Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

7.19.       Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.10, 7.14, 7.15, and 7.19 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at Law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

7.20       Proxy Statement; Schedule 13E-3; Regulatory Cooperation; Permitted Claims.

(a) The Company, Parent and each Stockholder shall cooperate with each other and use their respective reasonable best efforts to prepare and file, with respect to the transactions contemplated by the Merger Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act as soon as reasonably practicable (and in no event later than ten Business Days after the date hereof with respect to any necessary filings under the HSR Act) and make, deliver or submit, as applicable, all other initial filings, notices, and reports under any applicable Antitrust Laws as soon as reasonably practicable after the date of this Agreement, and in connection therewith, request, to the extent possible, early termination of the statutory waiting period under the HSR Act, and to the extent applicable, under the applicable Antitrust Laws, and provide confirmation to each other of any such filings and requests. The Company and each Stockholder shall, as promptly as reasonably practicable, supply to Parent any information that may be reasonably required (x) to prepare such filings required by the HSR Act and make, deliver or submit, as applicable, initial filings, notices, and reports under any applicable Antitrust Laws as soon as reasonably practicable after the date of this Agreement or (y) to respond to information requests by the FTC, the DOJ or the Governmental Entities of any other applicable jurisdiction in which any such filing is made.

(b) As promptly as practical following the date of the Merger Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholders Meeting. The Company, Parent and each Stockholders shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by the Merger Agreement. Each Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of the Proxy Statement and Schedule 13E-3. To the knowledge of each Stockholder, the information supplied by such Stockholder for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company will not file the Proxy Statement with the SEC without first providing Brian Kahn and his counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the Stockholder and its counsel. The Company and Parent shall (i) provide Brian Kahn and his counsel and B. Riley Financial, Inc. and its counsel a reasonable opportunity to review drafts of the Schedule 13E-3 prior to filing the Schedule 13E-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by Brian Kahn and B. Riley Financial, Inc., their outside counsel and their other Representatives.

(c) Each Stockholder or any of its controlled Affiliates or agents duly authorized to act on such Stockholder’s or its controlled Affiliates’ behalf shall not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated thereby, against the Guarantor (as defined in the Limited Guarantee) or any Guarantor Affiliate (as defined in the Limited Guarantee), except for the Permitted Claims (as defined in the Limited Guarantee) subject to all of the terms, conditions and limitations of the Limited Guarantee; provided, that for the purposes of this provision, the Company and its Subsidiaries shall not be deemed controlled Affiliates or Representatives of the Stockholder.

8. Communications.

8.1.       Existing Discussions. Each Stockholder acknowledges and agrees, that as of the date of this Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that would lead to an Acquisition Proposal.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

FREEDOM VCM, INC.

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: President

[Signature Page to Voting Agreement]

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer

[Signature Page to Voting Agreement]

By: /s/ Brian R. Kahn

BRIAN R. KAHN

c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150 Orlando, Florida 32819
Attention:	Brian Kahn
Email:	bkahn@vintcap.com

VINTAGE OPPORTUNITY PARTNERS, L.P.

By: Vintage Opportunity Partners GP, LLC, its general partner

By: /s/ Brian R. Kahn

Name: Brian R. Kahn
Title: Authorized Signatory

c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150 Orlando, Florida 32819
Attention:	Brian Kahn
Email:	bkahn@vintcap.com

By: /s/ Brian R. Kahn

By: /s/ Lauren Kahn

BRIAN KAHN and LAUREN KAHN Joint Tenants by Entirety

c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150 Orlando, Florida 32819
Attention:	Brian Kahn
Email:	bkahn@vintcap.com

[Signature Page to Voting Agreement]

By:/s/ Andrew M. Laurence

ANDREW M. LAURENCE

627 Harland St. Milton, MA 02186
Milton, MA 02186
Email:	alaurence@vintcap.com

[Signature Page to Voting Agreement]

Schedule A

Name	Owned Shares*
Brian R. Kahn	2,154,807
Vintage Opportunity Partners, L.P.	2,500,000
Brian Kahn and Lauren Kahn Joint Tenants by Entirety	7,576,543
Andrew Laurence	573,482

*	If any additional Common Shares are owned by any of the Stockholders as of the date hereof, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A.